EXHIBIT 3.6


                         CERTIFICATE OF AMENDMENT OF THE
                          ARTICLES OF INCORPORATION OF
                        SPINTEK GAMING TECHNOLOGIES, INC.
                         (Formerly known as GSA, Inc.)

Lanier M. Davenport and Gary L. Coulter certify that:

1. We are respectively the President and Chief Executive Officer, and the Secretary of Spintek Gaming Technologies, Inc., a California corporation (the "Corporation").

2. Article IV of the Articles of Incorporation of this Corporation is amended to read in its entirety as follows:

               "This Corporation is authorized to issue One Hundred Million One Hundred Thousand (100,100,000) shares of Capital Stock consisting of One Hundred Million (100,000,000) shares of Common Stock of the par value of $0.002 per share each and One Hundred Thousand (100,000) shares of Preferred Stock without nominal par value.

               As to the Preferred Stock of the Corporation, the power to issue any shares of Preferred Stock of any class or any series of any class and designation, numbers, voting powers, or the denial of voting powers, preferences, and relative, participating, optional or other rights, if any, or the qualifications, limitation, or restrictions thereof, shall be determined by the Board of Directors."

3. These amendments have been duly approved by the requisite number of shareholders of the Corporation in accordance with Sections 603 and 902 of the California Corporations Code. The Corporation, prior to this amendment, had one class of shares. Each outstanding share is entitled to one vote only. The Corporation has Ten Million Six Hundred Forty One Thousand Six Hundred Sixty Three (10,641,663) shares of Common Stock outstanding, and hence the total number of shares entitled to vote with respect to the amendment was Ten Million Six Hundred Forty One Thousand Six Hundred Sixty Three (10,641,663) shares. The number of shares approving the amendment exceeded the number of shares necessary to approve the amendment, in that the affirmative approval of a majority, that is, more than fifty percent (50%) of the outstanding shares was required for approval of the amendment and the amendment was approved by Five Million Nine Hundred Forty Thousand Seven Hundred Forty Four (5,940,744) shares, or approximately fifty six percent (56%) of the outstanding shares.
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IN WITNESS WHEREOF, the undersigned have executed this certificate on September
2, 1996.


                                                 /s/ LANIER M. DAVENPORT
                                                 Lanier M. Davenport
                                                 President and Chief Executive
                                                 Officer



                                                  /s/ GARY L. COULTER
                                                  Gary L. Coulter
                                                  Secretary

Each of the undersigned declares under penalty of perjury that the matters set forth in the foregoing certificate are true and correct of his own knowledge and that this declaration was executed on September 2, 1996 at Las Vegas, Nevada.

                                                  /s/ LANIER M. DAVENPORT
                                                  Lanier M. Davenport
                                                  President and Chief Executive
                                                  Officer



                                                  /s/ GARY L. COULTER
                                                  Gary L. Coulter
                                                  Secretary